Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Julia Hallisey
Investor Relations Tel: +1-203-504-1063

Aircastle Limited Announces Pricing of $1.17 billion
of ACS 2007-1 Class G-1 Certificates

Stamford, CT. June 1, 2007 - Aircastle Limited (NYSE: AYR) (“Aircastle”) announced today that the ACS 2007-1 Pass Through Trust (the “Trust”) priced a single tranche of $1,170,000,000 of Class G-1 Floating Rate Asset Backed Certificates, series 2007-1 (the “Certificates”). The Certificates will bear interest on a floating rate basis at the rate of one-month LIBOR plus 0.26%. The closing of the sale of the Certificates is expected to occur on June 8, 2007.

The Trust will purchase Class A-1 Notes (“Notes”) issued by subsidiaries of Aircastle, ACS 2007-1 Limited and ACS Aircraft Finance Ireland 2 Limited (the “Note Issuers”), which will use the proceeds of the sale of the Notes to acquire a portfolio expected to consist of 59 aircraft from affiliates of Aircastle. The Notes also bear interest at the rate of one-month LIBOR plus 0.26%, excluding guarantee fees, issuance fees and expenses. Aircastle will hold substantially all equity interests in the Note Issuers, and will consolidate the results of the Note Issuers with Aircastle results.

The Certificates will be offered to qualified institutional buyers under Rule 144A, a limited number of other institutional accredited investors and to persons outside the United States under Regulation S. The Certificates will not be registered under the United States Securities Act of 1933, as amended (“The Securities Act”), and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Certificates in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Aircastle Limited

Aircastle Limited is an aviation company that acquires, owns and leases high-utility commercial jet aircraft to airlines throughout the world. As of April 30, 2007, Aircastle has acquired and committed to acquire $3.9 billion of aviation assets.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to close the sale of the Certificates and the timing of the closing of the sale of the Certificates. Words such as ‘‘anticipate(s)’’, ‘‘expect(s)’’, ‘‘intend(s)’’, ‘‘will’’, ‘‘would’’ and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Aircastle Limited's expectations include, but are not limited to, our ability to satisfy conditions to closing the transactions. Such forward-looking statements speak only as of the date of this press release. Aircastle expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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